                                                                       EXHIBIT 2

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                             PHOENIX NETWORK, INC.,
                              PHOENIX MERGER CORP.
                                      AND
                               AMERICONNECT, INC.

                           DATED AS OF JUNE 14, 1996

                               TABLE OF CONTENTS

                                                                                             PAGE
                                                                                             ----
1.    THE MERGER AND EFFECTIVE TIME........................................................    1
        1.01.  The Merger..................................................................    1
        1.02.  The Effective Time of the Merger............................................    1
        1.03.  Closing.....................................................................    1
2.    CERTIFICATE OF INCORPORATION; BY-LAWS; DIRECTORS AND
      OFFICERS.............................................................................    2
        2.01.  Certificate of Incorporation................................................    2
        2.02.  By-laws.....................................................................    2
        2.03.  Directors and Officers......................................................    2
3.    CONVERSION AND EXCHANGE OF SHARES....................................................    2
        3.01.  Conversion of Shares........................................................    2
        3.02.  Exchange of Certificates....................................................    3
        3.03.  Distributions with Respect to Unexchanged Shares............................    4
        3.04.  No Further Ownership Rights in Company Stock................................    4
        3.05.  No Fractional Shares........................................................    5
        3.06.  Termination of Exchange Fund................................................    5
        3.07.  No Liability................................................................    5
        3.08.  Lost Certificates...........................................................    5
4.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................    5
        4.01.  Organization................................................................    5
        4.02.  Capitalization..............................................................    6
        4.03.  Subsidiaries................................................................    6
        4.04.  Authority...................................................................    7
        4.05.  Consents and Approvals; No Violations.......................................    7
        4.06.  No Default..................................................................    8
        4.07.  SEC Reports and Financial Statements........................................    8
        4.08.  Absence of Undisclosed Liabilities..........................................    8
        4.09.  Conduct of Business -- Events Subsequent to December 31, 1995...............    9
        4.10.  Compliance With Law.........................................................    9
        4.11.  Tax Matters.................................................................    9
        4.12.  Properties; Leases; Tangible Assets.........................................   10
        4.13.  Litigation..................................................................   10
        4.14.  Pooling of Interests........................................................   10
        4.15.  Registration Statement; Proxy Statement.....................................   10
        4.16.  Brokers.....................................................................   11
        4.17.  Environmental Matters.......................................................   11
        4.18.  Corporate Records...........................................................   11
        4.19.  Accounting Records..........................................................   12
        4.20.  Labor Matters...............................................................   12
        4.21.  ERISA.......................................................................   12
        4.22.  Intellectual Property.......................................................   12
        4.23.  Disclosure..................................................................   13
        4.24.  Vote Required...............................................................   13
        4.25.  Contract Defaults...........................................................   13
5.    REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.....................................   13
        5.01.  Organization................................................................   13
        5.02.  Capitalization..............................................................   13

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
        5.03.  Subsidiaries................................................................   14
        5.04.  Authority...................................................................   14
        5.05.  Consents and Approvals; No Violations.......................................   14
        5.06.  SEC Reports and Financial Statements........................................   15
        5.07.  Absence of Undisclosed Liabilities..........................................   15
        5.08.  Absence of Certain Changes or Events........................................   16
        5.09.  Litigation..................................................................   16
        5.10.  Pooling of Interests........................................................   16
        5.11.  Registration Statement; Proxy Statement.....................................   16
        5.12.  Brokers.....................................................................   16
        5.13.  Interim Operations of Sub...................................................   16
        5.14.  Company Stock Ownership.....................................................   16
        5.15.  Authorization for Parent Common Stock.......................................   16
        5.16.  Continued Existence of the Company..........................................   16
6.    CERTAIN UNDERSTANDINGS AND AGREEMENTS................................................   17
        6.01.  Conduct of Business by the Company Pending the Merger.......................   17
        6.02.  Conduct of Business by Parent Pending the Merger............................   18
        6.03.  Conduct of Business of Sub..................................................   18
        6.04.  No Solicitation, Etc........................................................   19
        6.05.  Registration Statement; Proxy Statement.....................................   19
        6.06.  Access......................................................................   19
        6.07.  Meeting of Stockholders.....................................................   20
        6.08.  Legal Requirements to Merger; Consents......................................   20
        6.09.  Affiliates..................................................................   20
        6.10.  Authorization for Shares and Stock Exchange Listing.........................   21
        6.11.  Company Stock Plans and Benefits............................................   21
        6.12.  Mutual Efforts; Further Assurances..........................................   21
        6.13.  Expenses....................................................................   21
        6.14.  Public Statements...........................................................   21
        6.15.  Certification of Stockholder Vote...........................................   21
        6.16.  Notification of Certain Matters.............................................   21
        6.17.  Indemnification and Insurance...............................................   22
        6.18.  Production of Documents by the Company Pending the Merger...................   23
        6.19.  Tax and Accounting Treatment................................................   23
        6.20.  Rule 145....................................................................   23
7.    CONDITIONS TO OBLIGATIONS OF EACH PARTY..............................................   23
        7.01.  Approval of Stockholders....................................................   23
        7.02.  Fairness Opinions...........................................................   23
        7.03.  AMEX Approval...............................................................   23
        7.04.  No Stop Order...............................................................   23
        7.05.  Pooling Letters.............................................................   24
        7.06.  Tax Opinion.................................................................   24
        7.07.  No Action or Proceeding.....................................................   24
        7.08.  Other Approvals.............................................................   24
8.    CONDITIONS TO OBLIGATIONS OF PARENT AND SUB..........................................   24
        8.01.  Representations and Warranties True on the Closing Date.....................   24
        8.02.  The Company's Performance...................................................   24
        8.03.  Officers' Certificate.......................................................   24
        8.04.  Authority...................................................................   24
        8.05.  Opinion of Counsel..........................................................   24

                                       ii
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
        8.06.  Affiliate Letters...........................................................   25
        8.07.  Comfort Letters.............................................................   25
        8.08.  No Company Material Adverse Effect..........................................   25
        8.09.  Company Stockholder Exercise of Appraisal Rights............................   25
9.    CONDITIONS TO OBLIGATIONS OF THE COMPANY.............................................   25
        9.01.  Representations and Warranties True on the Closing Date.....................   25
        9.02.  Parent's and Sub's Performance..............................................   25
        9.03.  Officers' Certificate.......................................................   25
        9.04.  Authority...................................................................   25
        9.05.  Opinion of Parent Counsel...................................................   25
        9.06.  Comfort Letters.............................................................   25
        9.07.  No Parent Material Adverse Effect...........................................   25
10.   TERMINATION..........................................................................   26
       10.01.  Termination.................................................................   26
       10.02.  Effect of Termination.......................................................   26
       10.03.  Liability of the Parties....................................................   27
       10.04.  Termination Fee.............................................................   27
11.   MISCELLANEOUS........................................................................   27
       11.01.  Nonsurvival of Representations, Warranties and Agreements...................   27
       11.02.  Notices.....................................................................   28
       11.03.  Assignability and Parties in Interest; Third Party Beneficiaries............   28
       11.04.  Governing Law...............................................................   29
       11.05.  Counterparts................................................................   29
       11.06.  Publicity...................................................................   29
       11.07.  Complete Agreement..........................................................   29
       11.08.  Specific Performance........................................................   29
       11.09.  Modifications, Amendments and Waivers.......................................   29
       11.10.  Headings....................................................................   29
       11.11.  Severability................................................................   29
       11.12.  Obligation of Parent........................................................   29
       11.13.  Certain Definitions.........................................................   30

                                 INDEX OF TERMS

DEFINED TERM                                                             SECTION
- ------------                                                             -------

Affiliate................................................................. 11.13
Agreement.............................................................. Preamble
AMEX................................................................... 3.05(ii)
Certificate of Merger...................................................... 1.02
Certificates........................................................... 3.02(ii)
Closing.................................................................... 1.03
Closing Agreement.......................................................... 4.11
Closing Bid Price.................................................. 3.01(iii)(C)
Closing Date............................................................... 1.03
Closing Parent Common Stock Price.................................. 3.01(iii)(C)
Code................................................................... Preamble
Commission................................................................. 4.07
Common Shares Trust.................................................... 3.05(ii)
Communications Act......................................................... 4.05
Company................................................................ Preamble
Company Appraisal Rights Stockholder................................... 3.01(iv)
Company Class A Common Stock........................................... Preamble
Company Commission Filings................................................. 4.07
Company Common Stock................................................... Preamble
Company Confidentiality Agreement.......................................... 6.06
Company Financial Statements.......................................... 4.11(iii)
Company Material Adverse Effect............................................ 4.01
Company Options............................................................ 4.02
Company PUC Approvals...................................................... 4.05
Company Schedule of Exceptions................................................ 4
Company Stock.......................................................... Preamble
Company Stock Option Plans................................................. 4.02
Company's Balance Sheet............................................ 3.01(iii)(E)
Confidentiality Agreement.................................................. 6.04
Conversion Number...................................................... 3.01(iv)
DGCL....................................................................... 1.01
Effective Time............................................................. 1.02
Employee Plan(s)........................................................... 4.21
Environmental Actions.................................................... 4.17C.
Environmental Law........................................................ 4.17D.
ERISA...................................................................... 4.21
Excess Shares.......................................................... 3.05(ii)
Exchange Act............................................................... 4.05
Exchange Agent.......................................................... 3.02(i)
Exchange Fund........................................................... 3.02(i)
FCC Approvals.............................................................. 4.05
GAAP....................................................................... 4.07
Governmental Entity........................................................ 4.05
Hazardous Discharge...................................................... 4.17A.
Hazardous Materials...................................................... 4.17B.
HSR Act.................................................................... 4.05
Individual Grant........................................................... 5.02
Injunction................................................................. 7.07
Proxy Statement............................................................ 6.05
Material Assets............................................................ 4.12

DEFINED TERM                                                             SECTION
- ------------                                                             -------

Merger..................................................................... 1.01
Merger Consideration............................................... 3.01(iii)(B)
Notice..................................................................... 8.09
PUCs....................................................................... 4.05
PUC Approvals.............................................................. 5.05
Parent................................................................. Preamble
Parent Commission Filings.................................................. 5.06
Parent Common Stock.................................................... Preamble
Parent Confidentiality Agreement........................................... 6.06
Parent Material Adverse Effect............................................. 5.01
Parent Options............................................................. 5.02
Parent PUC Approvals....................................................... 5.05
Parent Preferred Stock................................................. Preamble
Parent Schedule of Exceptions................................................. 5
Parent Stock Option........................................................ 6.11
Parent Stock Option Plans.................................................. 5.02
Rule 145 Affiliate......................................................... 6.09
Securities Act............................................................. 4.02
S-4........................................................................ 6.05
Sprint............................................................. 3.01(iii)(E)
Sprint Adjustment Amount........................................... 3.01(iii)(F)
Stockholder's Equity Adjustment Amount............................. 3.01(iii)(D)
Stockholder's Equity Amount........................................ 3.01(iii)(E)
Stockholders' Meeting...................................................... 4.15
Sub.................................................................... Preamble
Sub Common Stock....................................................... Preamble
Subsidiary................................................................. 4.03
Surviving Corporation...................................................... 1.01
Taxes...................................................................... 4.11
Tax Return................................................................. 4.11
Tax Ruling................................................................. 4.11
Third Party Transaction.................................................... 6.04
1988 Plan.................................................................. 4.02
1994 Plan.................................................................. 4.02

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of June 14, 1996 by and among PHOENIX NETWORK, INC., a Delaware corporation ("Parent"), Phoenix Merger Corp., a Delaware corporation ("Sub"), and AmeriConnect, Inc., a Delaware corporation (the "Company").

     WHEREAS, the authorized capital stock of Parent consists of 5,000,000 shares of Preferred Stock, $.001 par value ("Parent Preferred Stock"), and 30,000,000 shares of Common Stock, $.001 par value ("Parent Common Stock");

     WHEREAS, the authorized capital stock of Sub consists of 100 shares of Common Stock, $.001 par value ("Sub Common Stock");

     WHEREAS, all of the issued and outstanding shares of Sub Common Stock are owned by Parent;

     WHEREAS, the authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.01 per share ("Company Common Stock"), and 10,000,000 shares of Class A Common Stock, par value $.00001 per share (the "Company Class A Common Stock" and, together with the Company Common Stock, the "Company Stock");

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company deem it advisable and in the best interests of their respective stockholders that Sub shall merge with and into the Company upon the terms and subject to the conditions of this Agreement;

     WHEREAS, for financial accounting purposes, it is a condition to the Closing that the merger be accounted for as a "pooling of interests;"

     WHEREAS, the parties intend that such merger be treated as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as set forth below:

1. THE MERGER AND EFFECTIVE TIME.

     1.01. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.02 hereof), the separate existence and corporate organization of Sub shall cease and the Sub shall be merged with and into the Company (the "Merger"), which shall be (and is hereinafter sometimes referred to as) the "Surviving Corporation." The corporate existence of the Company with all its rights, privileges, powers and franchises shall continue unaffected and unimpaired by the Merger, and as the Surviving Corporation it shall be governed by the laws of the State of Delaware and succeed to all rights, privileges, powers, franchises, assets, liabilities and obligations of Sub in accordance with the Delaware General Corporation Law (the "DGCL"). The Merger shall have the effects specified in the DGCL.

     1.02. The Effective Time of the Merger. Upon the terms and subject to the conditions of this Agreement, the Merger shall become effective at the time (the "Effective Time") of filing with the Secretary of State of the State of Delaware of a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed in accordance with, the applicable provisions of the DGCL, or at such later time as may be agreed to by Parent and the Company and specified in the Certificate of Merger. The parties will cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware as soon as practicable on or after the Closing Date (as defined in Section 1.03).

     1.03. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. local time, on a date specified by the parties, but in no event later than two business days after the satisfaction or, if permissible, waiver of the conditions set forth in Articles 7, 8 and 9 hereof (the date and time of the Closing being hereinafter referred to as the "Closing Date"), at the offices of Freeborn & Peters, 950 Seventeenth Street, Suite 2600, Denver, Colorado 80202, unless another time or place is agreed to by the parties hereto.

2. CERTIFICATE OF INCORPORATION; BY-LAWS; DIRECTORS AND OFFICERS.

     2.01. Certificate of Incorporation. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to change Article Fourth thereof to read in full as follows: "FOURTH: The total number of shares which the Corporation shall be authorized to issue is 100 shares of common stock, $.001 par value."

     From and after the Effective Time, said Certificate of Incorporation, as so amended, shall continue as the Certificate of Incorporation of the Surviving Corporation, until amended as provided by law.

     2.02. By-laws. The By-laws of the Company, as in effect at the Effective Time, shall continue to be the Bylaws of the Surviving Corporation, until altered, amended or repealed in accordance with law, the Certificate of Incorporation of the Surviving Corporation or said By-laws.

     2.03. Directors and Officers. The directors of the Surviving Corporation at and immediately following the Effective Time shall be Wallace M. Hammond and Jeffrey Bailey, to serve in accordance with the By-laws of the Surviving Corporation. The officers of the Surviving Corporation at and immediately following the Effective Time shall be Wallace M. Hammond and Jeffrey Bailey, to serve in accordance with the By-laws of the Surviving Corporation.

3. CONVERSION AND EXCHANGE OF SHARES.

     The manner and basis of converting at the Effective Time Company Stock into Parent Common Stock and the exchange of certificates therefor shall be as set forth herein.

     3.01. Conversion of Shares. (i) Each share of Sub Common Stock issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, the sole stockholder of Sub, be converted into one share of legally and validly issued, fully paid and nonassessable common stock, $.001 par value, of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of Sub Common Stock shall by virtue of the Merger evidence ownership of common stock of the Surviving Corporation.

     (ii) Each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by any Subsidiary (as defined in Section 4.03 below) of the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist and no Parent Common Stock or other consideration shall be delivered in exchange for such shares.

     (iii) Subject to Section 3.05, each share of Company Stock issued and outstanding as of the Effective Time (except shares of Company Stock canceled as provided in (ii) above and shares held by a Company Appraisal Rights Stockholder (as hereinafter defined) who has perfected his or her appraisal rights as set forth in Section 3.01 (v)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Conversion Number of fully paid and nonassessable shares of Parent Common Stock. For purposes of this Section 3.01(iii), the following terms shall have the following meanings:

          (A) "Conversion Number" shall mean the number equal to the quotient obtained by dividing (1) the quotient obtained by dividing the Merger Consideration (as hereinafter defined) by the Closing Parent Common Stock Price by (2) the sum of (a) the number of shares of Company Stock outstanding immediately prior to the Effective Time and (b) the number of shares of Company Stock underlying Company Options (as hereinafter defined) outstanding immediately prior to the Effective Time;

          (B) "Merger Consideration" shall mean an amount equal to $15,130,119 minus (i) the Stockholders' Equity Adjustment Amount and (ii) all severance payments to be made by the Company to the officers and directors of the Company because of this Agreement and the transactions contemplated hereby, to the extent such payments are not already reflected in the Company's Balance Sheet (as hereinafter defined);

          (C) "Closing Parent Common Stock Price" shall mean (i) $5.25 if the closing price of a share of Parent Common Stock on the American Stock Exchange on the day immediately preceding the Closing

     (the "Closing Bid Price") is equal to or greater than $4.50 and equal to or less than $6.00, (ii) if the Closing Bid Price is less than $4.50, $5.25 minus 50% of the amount the Closing Bid Price is less than $4.50, or (iii) if the Closing Bid Price is more than $6.00, $5.25 plus 50% of the amount the Closing Bid Price is greater than $6.00.

          (D) "Stockholders' Equity Adjustment Amount" shall be equal to the amount, if any, by which the Stockholders' Equity Amount is less than $250,000;

          (E) "Stockholders' Equity Amount" shall mean an amount equal to the number that results from (1) the stockholders' equity of the Company as determined from the Company's balance sheet, prepared in accordance with GAAP, as of the close of business on the last day of the month preceding the Closing Date (the "Company's Balance Sheet"), plus (2) the Sprint Adjustment Amount, minus (3) all Transaction Expenses that accrue or are paid after the date of the Company's Balance Sheet, and minus (4) all liabilities of the Company to Sprint Communications Company L.P. ("Sprint") in respect of shortfall amounts as of the date of the Company's Balance Sheet; provided, that, in the event that such sum exceeds $250,000, the Stockholders' Equity Amount shall mean an amount equal to $250,000;

          (F) "Sprint Adjustment Amount" shall mean an amount equal to any billing credits which the Company or the Parent on behalf of the Company is entitled to receive from Sprint prior to the Company's Balance Sheet that are not otherwise reflected in the Company's Balance Sheet;

          (G) "Transaction Expenses" shall mean accounting fees and expenses, attorney fees and expenses, and investment banking fees and expenses of George K. Baum & Company paid or accrued for by the Company with regard to the negotiation and execution of this Agreement and the consummation of the transactions set forth herein.

     (iv) Any holder of Company Stock that, as of the Effective Time, has taken all steps necessary to perfect his or her appraisal rights pursuant to Section 262 of the DGCL (a "Company Appraisal Rights Stockholder") and who subsequently withdraws or loses its appraisal rights after the Effective Time, shall be deemed for purposes of the Merger to have consented to the Merger and shall receive the consideration set forth in Section 3.01(iii).

     (v) Any Company Appraisal Rights Stockholder that has effectively perfected his or her appraisal rights pursuant to Section 262 of the DGCL shall receive all cash for his or her Company Stock in an amount determined in accordance with the provisions of Section 262 of the DGCL.

     (vi) In the event of any stock split, combination, reclassification, recapitalization, exchange, stock dividend or other distribution payable in Parent Common Stock with respect to shares of Parent Common Stock (or if a record date with respect to any of the foregoing should occur) during the period between the date of this Agreement and the Effective Time, then the Conversion Number will be appropriately adjusted to reflect such stock split, combination, reclassification, recapitalization, exchange, stock dividend or other distribution.

     3.02. Exchange of Certificates. (i) As of the Effective Time, Parent shall deposit with such bank or trust company designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Stock, for exchange in accordance with this Article 3, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 3.01 in exchange for outstanding shares of Company Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 3.01 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. Parent Common Stock into which Company Stock shall be converted pursuant to the Merger shall be deemed to have been issued at the Effective Time.

     (ii) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (the "Certificates") whose shares were converted pursuant to

Section 3.01 into the right to receive shares of Parent Common Stock (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as Parent or the Exchange Agent shall reasonably request, the holder of such Certificate shall be entitled to receive promptly in exchange therefor a certificate representing that number of shares (rounded down to the nearest whole number) of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this
Article 3 (together with any dividends or distributions with respect thereto pursuant to Section 3.03 and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.05), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 3.02 and Section 3.05, respectively. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto.

     3.03. Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.05, unless and until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.05 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or the distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock. Subject to applicable law, no holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate to vote the shares of Parent Common Stock into which his Company Stock shall have been converted.

     3.04. No Further Ownership Rights in Company Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Stock in accordance with the terms hereof (including any cash paid pursuant to Section
3.03 or 3.05) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and, on and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 3.

     3.05. No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger upon the surrender for exchange of Certificates pursuant to Section 3.02 and such fractional interests shall not entitle the owner thereof to vote or to any rights as a security holder of Parent.

     (ii) All fractional shares of Parent Common Stock that a holder of Company Stock would otherwise be entitled to receive as a result of the Merger (the "Excess Shares") shall be aggregated by the Exchange Agent and sold on the American Stock Exchange ("AMEX") through one or more member firms of the AMEX and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Company Stock, the Exchange Agent will hold such proceeds in trust for the holders of Company Stock (the "Common Shares Trust"). Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Company Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Stock are entitled.

     (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Stock in lieu of any fractional share interests, the Exchange Agent shall mail such amounts to such holders of Company Stock; provided, that no such amount shall be paid to any holder of Company Stock prior to the surrender by such holder of the Certificate formerly representing such holder's Company Stock.

     3.06. Termination of Exchange Fund. Any portion of the Exchange Fund and the Common Shares Trust which remains undistributed to the stockholders of the Company as of the date which is twelve months after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not theretofore complied with this Article 3 shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.05 and any dividends or distributions with respect to Parent Common Stock pursuant to
Section 3.03.

     3.07. No Liability. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Common Shares Trust delivered to a state abandoned property administrator or other public official pursuant to any applicable abandoned property, escheat or similar law.

     3.08. Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock (and any dividends or distributions with respect thereto and any cash pursuant to Section 3.05) deliverable in respect thereof as determined in accordance with Section 3.02. When authorizing such payment in exchange for any lost, stolen or destroyed Certificate, the person to whom the Parent Common Stock is to be issued shall, as a condition precedent to the issuance thereof, give Parent a bond satisfactory to Parent in such sum as it may direct or otherwise indemnify Parent in a manner satisfactory to Parent against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     Except as disclosed in the schedule of exceptions (the "Company Schedule of Exceptions") attached hereto and made a part hereof, the Company represents and warrants to Parent and Sub as follows:

     4.01. Organization. The Company and each of its Subsidiaries (as defined in Section 4.03) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has requisite power and authority to carry on its business now being conducted and to own or lease and operate the assets and properties now owned or leased and operated by it, except where the failure to be so organized, existing and in good standing or to have such power and authority would not individually or in the aggregate have a material adverse effect on the business, operations, properties, assets, liabilities, condition (financial or otherwise), prospects or results of operations of the Company and its Subsidiaries, taken as a whole (a "Company Material Adverse Effect"). Each of the Company and its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

     4.02. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 10,000,000 shares of Company Class A Common Stock. As of the close of business on June 6, 1996, (i) 6,339,361 shares of Company Common Stock were issued and outstanding, (ii) 592,033 shares of Company Class A Common Stock were issued and outstanding, (iii) 180,250 shares of Company Common Stock were held by the Company in its treasury and (iv) 5,970,000 shares of Company Class A Common Stock were held in its treasury. All the outstanding shares of Company Stock are, and all shares of Company Stock which will be outstanding at the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, are not and will not be subject to or issued in violation of any preemptive rights. All outstanding Company Options (as hereinafter defined), granted by the Company have been duly granted in accordance with the terms of the Company Stock Option Plans (as hereinafter defined). The Company Stock Option Plans that have been adopted in accordance with the DGCL, and the Company's Certificate of Incorporation and By-laws, by the board of directors and the stockholders of the Company. The Company has reserved sufficient shares of Company Common Stock for issuance upon the exercise of outstanding Company Options. No bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Company are issued or outstanding. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company and, except as contemplated by this Agreement, there are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which the Company is a party or is bound which will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger. As of June 6, 1996, 470,500 shares of Company Common Stock were reserved for issuance upon the exercise of stock options outstanding as of the date hereof (the "Company Options") under the Company's 1988 Stock Option Plan (the "1988 Plan") and the Company's 1994 Stock Option Plan (the "1994 Plan" and, together with the 1988 Plan, the "Company Stock Option Plans"). Except for the Company Options, there are no options, calls, subscriptions, warrants, rights, agreements or commitments of any character obligating the Company to issue shares of its capital stock or to register shares of its capital stock under the Securities Act of 1933, as amended (the "Securities Act"), or any other applicable securities laws.

     4.03. Subsidiaries. Section 4.03 of the Company Schedule of Exceptions sets forth the name of each Subsidiary (as defined below) of the Company, the percent of outstanding voting stock or other equity interest of such Subsidiary held directly or indirectly by the Company, the jurisdiction of such Subsidiary's organization and the other jurisdictions in which such Subsidiary is qualified to do business. The Company owns, directly or indirectly, free and clear of all covenants, conditions, restrictions, voting trust arrangements, voting agreements, liens, charges, encumbrances, options and adverse claims and rights of any kind whatsoever, and has the unrestricted power to dispose of and vote, all of the outstanding capital stock or other equity interest held by it of each Subsidiary. Except as disclosed in Section 4.03 of the Company Schedule of Exceptions, there are no outstanding options, warrants or other rights to subscribe for or purchase from the Company or any Subsidiary, or any plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire (i) any capital stock of or other ownership interest in any Subsidiary or (ii) any securities convertible into or exchangeable for any capital stock of or other ownership interests in any Subsidiary. All of the outstanding shares of each class of capital stock of each Subsidiary have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. Except for the Subsidiaries, neither the Company nor any Subsidiary of the Company owns greater than a twenty percent

(20%) equity interest, directly or indirectly, in any corporation, partnership, joint venture, business, trust or other entity, other than any investments owned by Company Employee Plans. As used in this Agreement, the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (A) such party or any other Subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnerships) or (B) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of such party's Subsidiaries, or by such party and one or more of its Subsidiaries.

     4.04. Authority. The Company has the requisite power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation, to perform its obligations hereunder. The execution, delivery and performance of this Agreement and all other agreements and documents contemplated hereby and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation. This Agreement has been duly executed and delivered by the Company and, subject, with respect to consummation of the Merger, to the approval of this Agreement and the Merger by the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation, and, assuming this Agreement constitutes the valid and binding obligation of Parent and Sub, constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and subject to general principles of equity.

     4.05. Consents and Approvals; No Violations. Except for (i) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, (ii) filings as may be required under any state securities or blue sky laws, (iii) any filing of a premerger notification report by the Company required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration of the applicable waiting period, (iv) the filing and recordation of the Certificate of Merger as required by the DGCL, (v) such filings, authorizations, orders and approvals (the "FCC Approvals") as may be required under the Communications Act of 1934, as amended (the "Communications Act"), and (vi) the necessary approvals, if any, of the state public utilities commissions or similar state regulatory bodies ("PUCs") having jurisdiction over the Company or any of its Subsidiaries (the "Company PUC Approvals"), pursuant to applicable state laws or regulations, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Company Material Adverse Effect. Subject, with respect to consummation of the Merger, to the approval of this Agreement and the Merger by the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or By-laws of the Company or of any of its Subsidiaries, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of a lien or other encumbrance on any properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except where a waiver with respect thereto has been or will, prior to Closing, be obtained or except in the case of (b) or (c) for violations, breaches or defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect.

     4.06. No Default. Except as set forth in Section 4.06 of the Company Schedule of Exceptions, none of the Company or any of its Subsidiaries is in default or violation (and no event has occurred which with or without due notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or By-laws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

     4.07. SEC Reports and Financial Statements. The Company has heretofore delivered to Parent true and complete copies of all reports, registration statements, definitive proxy statements and other documents (in each case, together with all amendments thereto) filed by the Company with the Securities and Exchange Commission (the "Commission") since January 1, 1992 (such reports, registration statements, definitive proxy statements and other documents, together with any amendments thereto, are sometimes collectively referred to as the "Company Commission Filings"). As of their respective dates, each of the Company Commission Filings complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder applicable to the Company Commission filings and none of the Company Commission Filings when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. When filed with the Commission, the financial statements included in the Company Commission Filings complied as to form in all material respects with the applicable rules and regulations of the Commission under the Securities Act and the Exchange Act with respect thereto and were prepared in accordance with generally accepted accounting principles ("GAAP") (as in effect from time to time) applied, except as noted in the immediately succeeding sentence, on a consistent basis during the periods involved, and such financial statements fairly present in accordance with the applicable requirements of GAAP the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments. As disclosed in the Company Commission Filings, effective January 1, 1993, the Company changed its method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

     4.08. Absence of Undisclosed Liabilities. Except as and to the extent disclosed in the Company Commission Filings filed prior to the date hereof, there are no liabilities or obligations of the Company or any of its Subsidiaries of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), other than
(i) liabilities disclosed in the Company Commission Filings, (ii) liabilities incurred since December 31, 1995 in the ordinary course of business and which would not have, individually or in the aggregate, a Company Material Adverse Effect, (iii) liabilities set forth in Section 4.08 of the Company Schedule of Exceptions, and (iv) liabilities under this Agreement.

     4.09. Conduct of Business -- Events Subsequent to December 31, 1995. Except as set forth in Section 4.09 of the Company Schedule of Exceptions, subsequent to December 31, 1995, there has not been any event that would have a Company Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section 4.09 of the Company Schedule of Exceptions, since that date there has not been:

          (1) any increase in compensation payable to, or any employment, bonus or compensation agreement entered into with, any employee or consultant of the Company, other than in the ordinary course of business consistent with past practices;

          (2) any loan to, or other transaction with, any of the Company's directors, officers, and employees by the Company outside the ordinary course of business;

          (3) any amendment to the Certificate of Incorporation or By-Laws of the Company, or any split, combination or reclassification of the Company's securities, or any declaration, setting aside or payment of any dividend or other distribution;

          (4) any declaration, setting aside or payment of any dividends or distributions in respect of the shares of its capital stock or any issuance, sale, transfer or any commitment to issue, sell or transfer by the Company or a Subsidiary (other than dividends by a Subsidiary to the Company), any shares of its capital stock, or any redemption, purchase or other acquisition of any of their respective securities, other than pursuant to the exercise of options pursuant to the Company Stock Option Plans.

          (5) any grant of Company Options.

          (6) any material transactions between the Company or any of its Subsidiaries on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate of any such officer, director or beneficial owner, on the other hand, other than payment of compensation for services rendered to the Company or any of its Subsidiaries.

     4.10. Compliance With Law. The Company and its Subsidiaries hold, and are in compliance in all material respects with, all licenses, permits and authorizations necessary for the lawful conduct of their respective businesses, and are not in violation of any applicable Federal, state, local or foreign statutes, laws, ordinances, rules and regulations except such licenses, permits and authorizations the lack of which, and for violations of which, individually or in the aggregate, would not have a Company Material Adverse Effect or impair the Company's ability to consummate the Merger and the other transactions contemplated by this Agreement.

     4.11. Tax Matters. For the purpose of this Section 4.11, "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including, without limitation, all income, excise, alternative minimum, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties thereon or additions thereto and "Tax Return" means any report, return or other information supplied or required to be supplied to a governmental entity with respect to Taxes. Except as set forth in Section 4.11 of the Company Schedule of
Exceptions: (i) as of the Closing Date the Company and each of its Subsidiaries will have filed all Tax Returns required to be filed by applicable law and all Tax Returns were in all respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis,
(ii) the Company and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are due and payable;
(iii) the Company and each of its Subsidiaries have established (and until the Closing Date will maintain) on their books and records reserves adequate to pay all Taxes not yet due and payable in accordance with GAAP which are reflected in the financial statements delivered to Parent pursuant to Section 4.07 (the "Company Financial Statements") to the extent required; (iv) there are no Tax liens upon the assets of the Company or any of its Subsidiaries except liens for Taxes not yet due; (v) the Company and each of its Subsidiaries have complied (and until the

Closing Date will comply) in all respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3606, and 6041 and 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required; (vi) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed; (vii) neither the Company nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns for which the statute of limitations has not yet expired; (viii) no deficiency for any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been resolved and paid in full; (ix) no audits or other administrative proceedings or court proceedings are presently in progress or pending (or, to the best of the knowledge of the Company or any of its Subsidiaries, threatened) with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries; (x) neither the Company nor any of its Subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Effective Time ("Tax Ruling" shall mean a written ruling of a taxing authority relating to Taxes and "Closing Agreement" shall mean a written and legally binding agreement with a taxing authority relating to Taxes); (xi) the Company and its Subsidiaries have made available to Parent complete and accurate copies of all Tax Returns, and any amendments thereto, filed by the Company or any of its Subsidiaries for all taxable years ending on or prior to the Effective Time;
(xii) no agreements relating to allocating or sharing of Taxes exist among the Company and any of its Subsidiaries.

     4.12. Properties; Leases; Tangible Assets. Except as set forth in Section
4.12 of the Company Schedule of Exceptions, the Company (and its respective Subsidiaries) owns and has good and marketable title to or, in the case of leased properties, a good and valid leasehold interest in, all of its Material Assets (as hereinafter defined), free and clear of all liens or other encumbrances ("Liens") except (i) those liens set forth on Schedule 4.12, (ii) those Material Assets disposed of in the ordinary course of business after December 31, 1995 and (iii) Material Assets, the loss of which would not result in a Company Material Adverse Effect. The Company enjoys peaceful and undisturbed possession of its premises and is not in breach of any provisions of the leases related thereto. For purposes of this Section 4.12, the term Material Assets shall mean (i) in the case of a tangible asset the Company holds title to, any single asset having a book value reflected on the consolidated balance sheet of the Company annual report on Form 10-K for the year ended December 31, 1995 of $10,000 or more, and (ii) in the case of a tangible leased asset, any single asset whose underlying lease has a term greater than one year and such asset had an initial cost of $10,000 or more.

     4.13. Litigation. Except as disclosed in the Company Commission Filings filed prior to the date hereof, or in Section 4.13 of the Company Schedule of Exceptions, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets before any Governmental Entity which, if decided adversely, individually or in the aggregate, could have a Company Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Company Commission Filings filed prior to the date hereof, or in Schedule 4.13 of the Company Schedule of Exceptions, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, in the future could result in a Company Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated hereby.

     4.14. Pooling of Interests. To the knowledge of the Company, the Company has not taken or failed to take any action which (without giving effect to any action taken or agreed to be taken by Parent, Sub or any of their respective Affiliates) would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the Commission.

     4.15. Registration Statement; Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the S-4 (as hereinafter defined) will, at the time the S-4 is filed with the Commission and at the time it becomes effective under the Securities Act or at the

Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement (as hereinafter defined), will at the date mailed to stockholders of the Company and at the times of any meetings of stockholders to be held in connection with the Merger (each a "Stockholders' Meeting") and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     4.16. Brokers. No broker, finder or investment banker (other than George K. Baum & Company with respect to its investment banking services, including its fairness opinion regarding the transactions contemplated hereby) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

     4.17. Environmental Matters. Except as described in Section 4.17 of the Company's Schedule of Exceptions hereto, to the Company's knowledge: (a) the Company and its Subsidiaries and all of the facilities and properties owned or operated by the Company and its Subsidiaries as of the date hereof are in compliance with all applicable Environmental Laws and are not subject to any outstanding or threatened Environmental Actions; (b) none of the properties or facilities owned or operated by the Company and its Subsidiaries as of the date hereof has been used by the Company and its Subsidiaries for the generation, storage, manufacture, use, transportation, disposal or treatment of Hazardous Materials other than in compliance with applicable Environmental Laws or except where the failure to so comply would not reasonably be likely to have a Company Material Adverse Effect; (c) there has been no Hazardous Discharge by the Company or any of its Subsidiaries on or from any of the properties or facilities owned or operated by the Company as of the date hereof, except in compliance with applicable Environmental Laws; and (d) there are no threatened or outstanding Environmental Actions against the Company or any of its Subsidiaries or the owners of any facilities that may have received Hazardous Materials from the Company or any of its Subsidiaries.

          A. "Hazardous Discharge" shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of any Hazardous Materials into the soil, surface waters or ground waters at any of the properties or facilities owned or operated by the Company as of the date hereof.

          B. "Hazardous Materials" shall mean any chemical, substance, material, object, condition, waste or combination thereof which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, all of those chemicals, substances, materials, objects, conditions, wastes or combinations thereof which are now listed, defined or regulated in any manner by any Environmental Law.

          C. "Environmental Actions" shall mean any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, or judgment from any federal, state, local or municipal agency, department, bureau, office or other authority or any third party applicable to any of the properties owned or operated by the Company as of the date hereof and involving any violation of any applicable Environmental Laws.

          D. "Environmental Law" shall mean any and all laws, statutes, ordinances, rules, regulations, judgments, orders, decrees, permits, concessions, grants, agreements, licenses, or other governmental restrictions or requirements regulating Hazardous Materials or relating to health, safety, the environment or the release of Hazardous Materials into the environment, now in effect.

     4.18. Corporate Records. The minute books of the Company accurately reflect all actions taken to this date by the stockholders, board of directors and committees of the board of directors of the Company and contain true and complete copies of the Certificate of Incorporation, By-laws and all amendments thereto.

     4.19. Accounting Records. The Company and its Subsidiaries maintain accounting records which fairly and validly reflect, in all material respects, their transactions and maintain accounting controls sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with management's general or specific authorization, and
(ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP.

     4.20. Labor Matters. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries relating to their business, except for any such proceedings which would not have a Company Material Adverse Effect.

     4.21. ERISA. Except for the Company Employee Plans identified in Section
4.21 of the Company Schedule of Exceptions, neither the Company nor any of its Subsidiaries maintains nor contributes to any Employee Plan. "Employee Plan(s)" shall mean and include any pension, retirement, profit-sharing, severance, deferred compensation, bonus or other incentive plan, stock option or stock purchase plan, medical, retiree medical, vision, dental or other health plan, or life insurance plan, or any other employee benefit plan, program, employment agreement, arrangement, agreement or understanding, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") that provides benefits to any current or former employees, officers or directors of the Company or any of its Subsidiaries. The Company has made available to Parent true, correct and complete copies of all Employee Plans, summary plan descriptions thereof, and all trust agreements or funding agreements including insurance contracts and all amendments thereto and the most recently filed IRS determination letter application and the most recently filed IRS Forms 5500. Except as disclosed in Section 4.21 of the Company Schedule of Exceptions, with respect to such Employee Plans in respect of the Company or any of its
Subsidiaries: (i) each Employee Plan that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA) is either unfunded or funded through insurance contracts; (ii) neither the Company nor any of its Subsidiaries is in material default under any Employee Plan, and all such Employee Plans have been maintained in material compliance with all applicable provisions of all applicable statutes, rules or regulations (including, without limitation, ERISA and the Code); (iii) as to each Employee Plan for which an Annual Report, including schedules, or comparable report, is required to be filed under ERISA or the Code or any analogous legislation, each such Annual Report has been filed, no material liabilities with respect to such plan existed on the date of any such Annual Report except as disclosed therein, and no material adverse change has occurred with respect to the financial data covered by such Annual Report since the date thereof; (iv) the execution of this Agreement and performance of the transactions contemplated hereby (either alone or together with any other event) will not result in any payment (whether of severance pay or otherwise) becoming due from the Company (or any of its Subsidiaries), Sub or Parent to any employees of the Company; (v) each such Employee Plan that is a "pension plan," as defined in Section 3(2)of ERISA, is, to the Company's best knowledge, tax-qualified under Section 401(a) of the Code; (vi) neither the Company nor any Subsidiary has maintained, contributed to or been required to contribute to, at any time, any Employee Plan which is subject to the minimum funding standards under Section 412 of the Code or which is subject to Title IV of ERISA, or under which more than one employer makes contributions (within the meaning of Section 4064(a) of ERISA); (vii) none of the Employee Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former officer, director or employee of the Company or any of its Subsidiaries; (viii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan which could subject the Company, any of the Subsidiaries or any Employee Plans (or their trusts, trustees or administrators) to any material tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA; and (ix) no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Employee Plan.

     4.22. Intellectual Property. Except as disclosed in Section 4.22 of the Company Schedule of Exceptions, to the knowledge of the Company, the Company has not received any written notice alleging any interference, infringement, misappropriation, or violation of any intellectual property rights of third parties (including any claim that the Company must license or refrain from using any intellectual property rights of any third party). Except as disclosed in Section 4.22 of the Company Schedule of Exceptions, to the knowledge (including employees with responsibility for intellectual property matters) of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of the Company.

     4.23. Disclosure. Any information furnished by or on behalf of the Company to Parent in writing pursuant to this Agreement and any information contained in the Company Schedule of Exceptions, does not and will not contain any untrue statement of material fact and does not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

     4.24. Vote Required. The affirmative vote of a majority of the outstanding shares of Company Stock entitled to vote thereon, voting as a single class, is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the Merger.

     4.25. Contract Defaults. Except as set forth in Section 4.25 of the Company's Schedule of Exceptions, the Company is not in default in any respect under the terms of any outstanding material contract, agreement, lease or other commitment which is material to the business, operation, properties or assets, or the condition, financial or otherwise, of the Company, and no event has occurred which with notice or lapse of time, or both, may be or become an event of default under any such material contract, agreement, lease or other commitment.

5. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.

     Except as disclosed in the schedule of exceptions (the "Parent Schedule of Exceptions") attached hereto and made a part hereof, Parent and Sub each hereby represent and warrant to the Company as follows:

     5.01. Organization. The Parent and each of its Subsidiaries (including the
Sub) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has requisite power and authority to carry on its business now being conducted and to own or lease and operate the assets and properties now owned or leased and operated by it, except where the failure to be so organized, existing and in good standing or to have such power and authority would not individually or in the aggregate have a material adverse effect on the business, operations, properties, assets, liabilities, condition (financial or otherwise), prospects or results of operations of Parent and its Subsidiaries taken as a whole (a "Parent Material Adverse Effect"). The Parent and each of its Subsidiaries (including the Sub) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     5.02. Capitalization. As of the date hereof, the authorized capital stock of Parent consists of 5,000,000 shares of Parent Preferred Stock and 30,000,000 shares of Parent Common Stock. As of the close of business on June 6, 1996, (i) 101,100 shares of Parent Series A Preferred Stock were issued and outstanding,
(ii) 114,500 shares of Parent Series B Preferred Stock were issued and outstanding, (iii) 1,000,000 shares of Parent Series C Preferred Stock were issued and outstanding, (iv) 333,333 shares of Parent Series D Preferred Stock were issued and outstanding, (v) no shares of Parent Series E Preferred Stock were issued and outstanding, (vi) 1,176,056 shares of Parent Series F Preferred Stock were issued and outstanding, (vii) 17,650,852 shares of Parent Common Stock were issued and outstanding, (viii) no shares of Parent Preferred Stock were held by Parent in its treasury and (ix) 1,300 shares of Parent Common Stock were held in its treasury. All the outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock which will be outstanding at the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, are not and will not be subject to or issued in violation of any preemptive rights. All the outstanding shares of Parent Preferred Stock are, and all shares of Parent Preferred Stock which will be outstanding at the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, are not and will not be subject to or issued in violation of any preemptive rights. All outstanding Parent Options

(as hereinafter defined) granted by the Parent have been duly granted in accordance with the terms of the Parent Stock Option Plans (as hereinafter defined). The Parent Stock Option Plans have been adopted in accordance with the DGCL, and the Parent's Certificate of Incorporation and By-laws, by the board of directors and the stockholders of the Parent. The Parent has reserved sufficient shares of Parent Common Stock for issuance upon the exercise of outstanding Parent Options. No bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Parent are issued or outstanding. There are no outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent. As of the date hereof, 2,928,123 shares of Parent Common Stock were reserved for issuance upon the exercise of stock options outstanding as of the date hereof (the "Parent Options") under, one grant to an individual (the "Individual Grant"), the Parent's 1989 Stock Option Plan (the "1989 Plan") and the Company's 1992 Non-Employee Directors Stock Option Plan (the "1992 Plan" and, together with the Individual Grant and the 1989 Plan, the "Parent Stock Option Plans"). As of the date hereof, 1,107,205 shares of Parent Common Stock were reserved for issuance upon the exercise of warrants outstanding as of the date hereof (the "Parent Warrants"). Except as set forth in Section 5.02 of the Schedule of Exceptions, other than the Parent Options, Parent Warrants and Parent Preferred Stock, there are no options, calls, subscriptions, warrants, rights, agreements or commitments of any character obligating the Parent to issue shares of its capital stock or to register shares of its capital stock under the Securities Act, or any other applicable securities laws.

     As of the date hereof, the authorized capital stock of Sub consists of 100 shares of Sub Common Stock, all of which have been duly authorized and validly issued, and are fully paid and nonassessable, and owned, of record and beneficially, by Parent.

     5.03. Subsidiaries. Section 5.03 of the Schedule of Exceptions sets forth the name of each Subsidiary (as defined below) of Parent, the percent of outstanding voting stock or other equity interest of such Subsidiary held directly or indirectly by Parent, the jurisdiction of such Subsidiary's organization and the other jurisdictions in which such Subsidiary is qualified to do business. Parent owns, directly or indirectly, free and clear of all covenants, conditions, restrictions, voting trust arrangements, voting agreements, liens, charges, encumbrances, options and adverse claims and rights of any kind whatsoever, and has the unrestricted power to dispose of and vote, all of the outstanding capital stock or other equity interest held by it of each Subsidiary. Except as disclosed in Section 5.03 of the Parent Schedule of Exceptions, there are no outstanding options, warrants or other rights to subscribe for or purchase from Parent or any Subsidiary, or any plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire (i) any capital stock of or other ownership interest in any Subsidiary or (ii) any securities convertible into or exchangeable for any capital stock of or other ownership interests in any Subsidiary. All of the outstanding shares of each class of capital stock of each Subsidiary have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. Except for the Subsidiaries, neither Parent nor any Subsidiary of Parent owns greater than a twenty percent (20%) equity interest, directly or indirectly, in any corporation, partnership, joint venture, business, trust or other entity, other than any investments owned by Parent Employee Plans.

     5.04. Authority. Each of Parent and Sub has the requisite power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and all other agreements and documents contemplated hereby and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub (including by Parent as the sole stockholder of Sub). This Agreement has been duly executed and delivered by each of Parent and Sub and assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes the valid and binding obligations of each of Parent and Sub, enforceable against them in accordance with their respective terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and subject to general principles of equity.

     5.05. Consents and Approvals; No Violations. Except for (i) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange

Act, and the rules and regulations promulgated thereunder, (ii) filings as may be required under any state securities or blue sky laws, (iii) any filing of a premerger notification report by Parent required under the HSR Act and the expiration of the applicable waiting period, (iv) the filing and recordation of the Certificate of Merger as required by the DGCL, (v) the FCC Approvals and
(vi) the necessary approvals, if any, of the PUCs having jurisdiction over the Parent or any of its Subsidiaries (the "Parent PUC Approvals" and, together with the Company PUC Approvals, the "PUC Approvals"), pursuant to applicable state laws or regulations, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent and Sub of this Agreement or the consummation by Parent and Sub of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Parent Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by Parent and Sub, nor the consummation by Parent and Sub of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or By-laws of Parent or of any of its Subsidiaries, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, except in the case of (b) and (c) for violations, breaches or defaults which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     5.06. SEC Reports and Financial Statements. Parent has heretofore delivered to the Company true and complete copies of all reports, registration statements, definitive proxy statements and other documents (in each case, together with all amendments thereto) filed by Parent with the Commission since January 1, 1992 (such reports, registration statements, definitive proxy statements and other documents, together with any amendments thereto, are sometimes collectively referred to as the "Parent Commission Filings"). As of their respective dates, each of the Parent Commission Filings complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder applicable to the Parent Commission Filings, and none of the Parent Commission Filings when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. When filed with the Commission, the financial statements included in the Parent Commission Filings complied as to form in all material respects with the applicable rules and regulations of the Commission under the Securities Act and the Exchange Act with respect thereto and were prepared in accordance with GAAP (as in effect from time to time) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Commission), and such financial statements fairly present in accordance with the applicable requirements of GAAP the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments.

     5.07. Absence of Undisclosed Liabilities. Except as and to the extent disclosed in the Parent Commission Filings filed prior to the date hereof, there are no liabilities or obligations of Parent or any of its Subsidiaries of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries (including the notes thereto), other than (i) liabilities disclosed in the Parent Commission Filings, (ii) liabilities incurred since December 31, 1995, in the ordinary course of business and which would not have, individually or in the aggregate, a Parent Material Adverse Effect and (iii) liabilities under this Agreement.

     5.08. Absence of Certain Changes or Events. Except as set forth in Section
5.08 of the Parent Schedule of Exceptions, Parent has since December 31, 1995 conducted its business only in the ordinary course and there has not been any event that would have a Parent Material Adverse Effect.

     5.09. Litigation. Except as disclosed in the Parent Commission Filings filed prior to the date hereof, or in Section 5.09 of the Company Schedule of Exceptions, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets before any Governmental Entity which, if decided adversely, individually or in the aggregate, could result in a Parent Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Parent Commission Filings filed prior to the date hereof, or in Section 5.09 of the Company Schedule of Exceptions, neither Parent nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, in the future could result in a Parent Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated hereby.

     5.10. Pooling of Interests. To the knowledge of Parent, Parent has not taken or failed to take any action which (without giving effect to any action taken or agreed to be taken by the Company or any of its Affiliates) would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the Commission.

     5.11. Registration Statement; Proxy Statement. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (i) the S-4 (as hereinafter defined) will, at the time the S-4 is filed with the Commission and at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date mailed to stockholders of the Company and at the times of any Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4, insofar as it relates to Parent, Sub or Subsidiaries of Parent or other information supplied by Parent or Sub for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     5.12. Brokers. No broker, finder or investment banker (other than Hoak Securities Corporation with respect to its investment banking services, including its fairness opinion regarding the transactions contemplated hereby) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

     5.13. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

     5.14. Company Stock Ownership. Neither Parent nor any of its Subsidiaries owns any shares of Company Stock or any securities convertible into Company Stock.

     5.15. Authorization for Parent Common Stock. Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to the terms of this Agreement. Shares of Parent Common Stock issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and nonassessable and no person will have any preemptive right of subscription or purchase in respect thereof. Such shares of Parent Common Stock will, when issued, be registered under the Securities Act and the Exchange Act and be registered or exempt from registration under any applicable state securities laws and will, when issued, be listed on the AMEX, subject to official notice of issuance.

     5.16. Continued Existence of the Company. Parent has no present intention or any intention in the foreseeable future after the Closing to liquidate or otherwise cause the dissolution of the Company.

6. CERTAIN UNDERSTANDINGS AND AGREEMENTS.

     6.01. Conduct of Business by the Company Pending the Merger. Except as set forth in Section 6.01 of the Company's Schedule of Exceptions, during the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent):

          (i) The Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice and use all reasonable efforts to (a) preserve intact their present business organizations, (b) maintain in effect all licenses, permits and authorizations the failure of which to maintain would have a Company Material Adverse Effect, (c) keep available the services of their present officers and employees and (d) preserve their relationships with customers, suppliers and others having business dealings with them.

          (ii) Neither the Company nor any of its Subsidiaries shall, nor shall any of them propose to, (A) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of the Company or of such Subsidiary, (B) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, shares of capital stock of such party or any of its Subsidiaries.

          (iii) Neither the Company nor any of its Subsidiaries shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Options in accordance with their present terms, and (B) issuances by a wholly owned Subsidiary of its capital stock to the Company or one of its Subsidiaries.

          (iv) The Company shall not amend or propose to amend its Certificate of Incorporation or By-laws.

          (v) Neither the Company nor any of its Subsidiaries shall acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, except in the ordinary course of business.

          (vi) Neither the Company nor any of its Subsidiaries shall sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets which are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice.

          (vii) Neither the Company nor any of its Subsidiaries shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others, other than in each case in the ordinary course of business consistent with prior practice.

          (viii) The Company shall not make any change in any of the accounting principles or practices used by it except as required by the Commission or the Financial Accounting Standards Board.

          (ix) Neither the Company nor any of its Subsidiaries shall (A) enter into, adopt, amend (except as may be required by law) or terminate any Employee Plan or any agreement, arrangement, plan or policy between the Company and one or more of its directors, officers, employees or independent contractors or (B) except in the ordinary course of business and consistent with past practice, increase in any manner the compensation or fringe benefits (including but not limited to severance benefits) of any director, officer, employee or independent contractor or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance awards) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          (x) The Company shall not take any action which would prevent (A) qualification of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code or (B) the Merger to be accounted for as a "pooling of interests" for financial accounting purposes.

          (xi) The Company shall, upon Parent's reasonable request, confer with Parent to report on operational matters.

          (xii) Neither the Company nor any of its Subsidiaries will, except to the extent any such policy is replaced with comparable coverage, allow or permit any insurance policy naming it as beneficiary or a loss payable payee to be canceled or terminated other than in the ordinary course of business consistent with past practice.

          (xiii) Neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries.

          (xiv) Neither the Company nor any of its Subsidiaries shall take any action that would be reasonably likely to result in any of the Company's representations and warranties set forth in this Agreement not being true in all material respects or agree in writing or otherwise to take any of the actions specified in this Section 6.01.

          (xv) Subject to the terms and conditions of this Agreement, the Company shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each of the conditions to the Merger set forth in Articles 7 and 8 and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

     6.02. Conduct of Business by Parent Pending the Merger. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees that (except as expressly contemplated or permitted by this Agreement or to the extent that Company shall otherwise consent):

          (i) Parent shall not amend or propose to amend its Certificate of Incorporation or By-laws.

          (ii) Parent shall not make any change in any of the accounting principles or practices used by it except as required by the Commission or the Financial Accounting Standards Board.

          (iii) Parent shall not take any action which would prevent (A) qualification of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code or (B) the Merger to be accounted for as a "pooling of interests" for financial accounting purposes.

          (iv) Parent will not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.

          (v) Parent shall not take any action that would be reasonably likely to result in any of Parent's or Sub's representations and warranties set forth in this Agreement not being true in all material respects or agree in writing or otherwise to take any of the actions specified in this Section 6.02.

          (vi) Subject to the terms and conditions of this Agreement, Parent shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each of the conditions to the Merger set forth in Articles 7 and 9 and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

     6.3. Conduct of Business of Sub. During the period from the date of this Agreement to the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

     6.04. No Solicitation, Etc. From the date hereof through the Effective Time or the termination of this Agreement in accordance with the terms hereof, the Company and each of its Subsidiaries shall not, and shall cause each of their officers, directors, employees, agents, legal and financial advisors and affiliates not to solicit, or otherwise encourage (including by way of furnishing information or assistance), initiate, endorse or enter into substantive discussions or any agreement or agreement in principal, announce any intention to do any of the foregoing, with respect to any offer or proposal which constitutes or may reasonably be expected to lead to the acquisition of all or a significant part of the business and properties, or the acquisition of at least a majority of the outstanding securities whether by purchase, merger, purchase of assets, tender offer, exchange offer, business combination or otherwise (a "Third Party Transaction"), of the Company (other than by Parent or
Sub). Except to the extent permitted by the immediately succeeding sentence, prior to the Effective Time, the Company and its Subsidiaries shall not, and shall cause each of their officers, directors, legal and financial advisors, agents and affiliates not to, directly or indirectly, participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, or assist or participate in, facilitate or encourage, any effort or attempt to effect or seek to effect, a Third Party Transaction with respect to the Company. Nothing in this Section 6.04 shall prohibit the board of directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited written bona fide proposal to effect a Third Party Transaction with respect to the Company if the board of directors in its reasonable judgment, based on written advice from its outside legal counsel, determines that the failure to do so would violate the fiduciary obligations of the board of directors under applicable law, provided that prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company shall enter into a confidentiality agreement in customary form on terms comparable to the confidentiality agreement entered into between the Company and Parent (a "Confidentiality Agreement"); or
(ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Third Party Transaction with respect to the Company. The Company represents it is not currently involved in any existing discussions or negotiations with any party with respect to a Third Party Transaction with respect to the Company. Prior to the Effective Time, the Company will promptly communicate to Parent the terms of any proposal which it may receive in respect of any Third Party Transaction with respect to the Company and will keep Parent informed as to the status of any actions, including negotiations or discussions taken pursuant to this Section 6.04.

     6.05. Registration Statement; Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the Commission a proxy statement in definitive form relating to the Company's Stockholders' Meeting (the "Proxy Statement") and Parent shall prepare and file with the Commission a registration statement on Form S-4 (the registration statement together with the amendments thereto being the "S-4"), in connection with the registration under the Securities Act of the Parent Common Stock and the other transactions contemplated by this Agreement, containing the Proxy Statement. The Parent will use all reasonable efforts to have or cause the S-4 to become effective under the Securities Act as promptly as practicable, and shall take any reasonable action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the S-4 shall have become effective, the Company shall mail the Proxy Statement to its stockholders. The Proxy Statement shall include the recommendation of the Company's board of directors in favor of the Merger, unless otherwise required by the applicable fiduciary duties of the directors of the Company as advised in writing by outside legal counsel.

     (b) If at any time prior to the Effective Time any event or circumstances relating to the Company, Parent or any of their respective Subsidiaries, or its or their respective officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment to the S-4 or a supplement to the Proxy Statement, such party shall promptly inform the other.

     6.06. Access. Upon reasonable notice, the Company and Parent shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of the Company and Parent shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed with the Commission or received by it during such period pursuant to the requirements of the Federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the Company and Parent agree that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 6.06 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement dated December 22, 1995 (the "Company Confidentiality Agreement"), by and between the Company and Parent, shall apply with respect to information furnished by the Company or its Subsidiaries and the Company's representatives thereunder or hereunder and any other activities contemplated thereby. The Confidentiality Agreement dated December 22, 1995 (the "Parent Confidentiality Agreement"), by and between the Company and Parent, shall apply to information furnished by Parent or its Subsidiaries and Parent representatives thereunder or hereunder any other activities contemplated thereby. The parties agree that this Agreement and the transactions contemplated hereby shall not constitute a violation of either the Company Confidentiality Agreement or the Parent Confidentiality Agreement.

     6.07. Meeting of Stockholders. The Company shall take all action necessary, in accordance with applicable law and the Companys' Certificate of Incorporation and By-laws to convene the Stockholders' Meeting as promptly as practicable to consider and vote upon this Agreement and the Merger. Subject to the third sentence of Section 6.04, the Company shall use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and to take all other action necessary to secure the vote of stockholders required by law to effect the Merger. The Company and Parent shall coordinate and cooperate with respect to the timing of such Stockholders' Meeting and shall use all reasonable efforts to hold such Stockholders' Meeting as soon as practicable after the date hereof. Parent shall (i) cause Sub promptly to submit this Agreement and the transactions contemplated hereby for approval and adoption by Parent as its sole stockholder by written consent, (ii) authorize and cause an officer of Parent to vote Parent's shares of Sub for adoption and approval of this Agreement and the transactions contemplated hereby, and (iii) take all additional actions as the sole stockholder of Sub necessary to adopt and approve this Agreement and the transactions contemplated hereby.

     6.08. Legal Requirements to Merger; Consents. Each of the Company, Parent and Sub will take, or cause to be taken, all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (including furnishing all information required under the HSR Act, in connection with the FCC Approvals and the PUC Approvals and in connection with approvals of or filing with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of the Company, Parent and Sub will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or private third party, required to be obtained or made by Parent, Sub or the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement.

     6.09. Affiliates. At least 30 days prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company (each a "Rule 145 Affiliate") for purposes of Rule 145 under the Securities Act ("Rule 145"). The Company shall use its best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement, in form and substance reasonably satisfactory to the Company and Parent and their respective counsel, to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Parent Common Stock issued in the Merger, except pursuant to an effective registration statement, in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel, which opinion shall be satisfactory to Parent, is exempt from the registration requirements of the Securities Act.

     6.10. Authorization for Shares and Stock Exchange Listing. Prior to the Effective Time, Parent shall have taken all action necessary to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to Section 3.01. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the AMEX, subject to official notice of issuance, prior to the Closing Date.

     6.11. Company Stock Plans and Benefits. At the Effective Time, all then outstanding Company Options shall, by virtue of the Merger and without any further action on the part of the Company or the holder of any such Company Options, be assumed by Parent in such manner that Parent (A) is a corporation "assuming a stock option in a transaction to which Section 424(a) of the Code applies," or (B) to the extent that Section 424(a) of the Code does not apply to any such Company Options, would be such a corporation were Section 424(a) applicable to such Company Options. Each outstanding Company Option assumed by Parent under any Company employee stock option plan or arrangement shall be converted into a Parent stock option (a "Parent Stock Option"), under which the number of shares underlying the Parent Stock Option shall be determined by multiplying the number of shares of Company Common Stock underlying such Company Option immediately prior to the Effective Time by the Conversion Number and rounding down to the nearest whole number, and the exercise price per share of Parent Common Stock at which the Parent Stock Option shall be exercisable shall be determined by dividing the exercise price per share of the Company Common Stock subject to such Company Option immediately prior to the Effective Time by the Conversion Number and rounding up to the nearest whole cent. Each such Parent Stock Option shall be assumed at the Effective Time by Parent on the same terms and subject to the same conditions as in effect immediately prior to the Effective Time, subject to such equitable adjustments as may be necessary to reflect the Merger. Parent and the Company shall take or cause to be taken any and all action necessary or appropriate to implement the adjustments contemplated by this Section 6.11. Employees of the Company who remain employed by the Company after the Effective Time shall be eligible to participate in the Parent Employee Plans that are available to similarly situated Parent employees.

     6.12. Mutual Efforts; Further Assurances. Each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to cause the fulfillment of the conditions to such party's obligations hereunder. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company or Sub, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     6.13. Expenses. Except as otherwise provided in Sections 10.3 and 10.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

     6.14. Public Statements. The parties shall consult with each other prior to issuing any public announcement or statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement or statement prior to such consultation, except that any party may issue such a public announcement or statement prior to such consultation if and to the extent required by law or any listing agreement with a national securities exchange, in which case such party shall use all reasonable efforts to consult with the other parties prior to issuing such public announcement or statement.

     6.15. Certification of Stockholder Vote. At or prior to the Closing, the Company shall deliver to Parent a certificate of the Company's Secretary setting forth the number of shares of Company Stock voted in favor of adoption of this Agreement and the consummation of the Merger and the number of such shares voted against adoption of this Agreement and consummation of the Merger.

     6.16. Notification of Certain Matters. Each party shall give the other prompt notice of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, that the delivery of any notice pursuant to this Section 6.16 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     6.17. Indemnification and Insurance. (i) The Surviving Corporation and Parent agree that the Surviving Corporation shall maintain all rights to indemnification (including with respect to the advancement of expenses incurred in the defense of any action or suit) existing on the date of this Agreement in favor of the present and former directors and officers of the Company as provided in the Company's Certificate of Incorporation and By-laws or otherwise, in each case in effect on the date of this Agreement, and that the Certificate of Incorporation and By-laws of the Surviving Corporation shall not be amended to reduce or limit the rights of indemnity afforded to the present and former directors and officers of the Company, or the ability of the Surviving Corporation to indemnify them, nor to hinder, delay or make more difficult the exercises of such rights of indemnity or the ability to indemnify.

     (ii) The Surviving Corporation will indemnify to the fullest extent possible under its Certificate of Incorporation, its By-laws and applicable law the present and former directors and officers of the Company against all losses, damages, liabilities or claims made against them arising from their service in such capacities prior to and including the Effective Time, to at least the same extent as such persons are currently required to be indemnified pursuant to the Company's Certificate of Incorporation and By-laws. The Company (or after the Effective Time, the Surviving Corporation) will pay expenses in advance of the final disposition of any such action or proceeding to each present or former director or officer to the full extent permitted by law. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any present or former director or officer of the Company (whether arising before or after the Effective Time), (i) the present and former directors and officers of the Company may retain counsel satisfactory to them and the Company (or them and the Surviving Corporation after the Effective Time) and the Company (or after the Effective Time, the Surviving Corporation) shall pay all fees and expenses of such counsel for such indemnified parties promptly as statements therefor are received; and (ii) the Company (or after the Effective Time, the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld. Any former or present director or officer of the Company wishing to claim indemnification under this Section 6.17, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company or the Surviving Corporation of the existence of such claim, action, suit, proceeding or investigation (but the failure to so notify shall not relieve a party from any liability which it may have under this Section 6.17 except to the extent such failure prejudices such party). The present and former directors and officers of the Company as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more of such indemnified parties.

     (iii) The Surviving Corporation shall cause to be maintained in effect for a period ending not sooner than the third anniversary of the Effective Time, at no expense to the beneficiaries thereof, directors' and officers' liability insurance providing at least the same coverage with respect to the Company's present and former officers and directors as the current policies maintained by or on behalf of the Company, and containing terms and conditions which are substantially similar, with respect to matters occurring prior to the Effective Time (to the extent such insurance is currently available on commercially reasonable terms with respect to such matters).

     (iv) In the event the Surviving Corporation or any of its successors or assigns (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations of the Surviving Corporation set forth in this Section 6.17.

     (v) The provisions of this Section 6.17 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

     6.18. Production of Documents by the Company Pending the Merger. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that it shall furnish to Parent the following documents as soon as the documents are available:

          (i) profit and loss statements and balance sheets as of the end of each month;

          (ii)  weekly ANI (LEC Code) reports;

          (iii) invoices from Sprint with respect to the following: Master Summary (Carrier Transport), Product Summaries (Carrier Transport), Private Line and Enhanced 800;

          (iv) invoices from Wiltel Inc. with respect to switched, dedicated and private line service;

          (v)   weekly accounts status reports;

          (vi)  monthly accounts receivable summary aging report; and

          (vii) monthly payroll reports.

     6.19. Tax and Accounting Treatment. The parties intend, and shall use their best efforts to cause, the transactions contemplated hereby to qualify as a "reorganization" as defined in Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, or other applicable provisions of the Code, and to be eligible for pooling of interests accounting treatment. The Company and Parent shall use their best efforts to cause each affiliate of the Company and Parent, as applicable, to deliver to the Company and Parent, prior to 30 days before the Merger, an executed affiliate's agreement in substantially the form of Exhibit A-1 (for affiliates of Parent) or EXHIBIT A-2 (for affiliates of the Company) hereto.

     6.20. Rule 145. Parent will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations thereunder and will take such further action as any Rule 145 Affiliate may reasonably request, all to the extent required from time to time to enable such Rule 145 Affiliate to sell Parent Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 145, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Rule 145 Affiliate, Parent will deliver to such Rule 145 Affiliate a written statement as to whether it has complied with such requirements.

7. CONDITIONS TO OBLIGATIONS OF EACH PARTY.

     The obligations of each party to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following conditions:

          7.01. Approval of Stockholders. This Agreement shall have been adopted by such vote or votes of the stockholders of the Company as shall be required by the DGCL and the Certificate of Incorporation and By-laws of the Company.

          7.02. Fairness Opinions. The opinions of Hoak Securities Corporation and George K. Baum & Company to the effect that the Conversion Number is fair from a financial point of view to the stockholders of Parent and the Company, respectively, shall have been received by Parent and the Company, respectively, and such firms shall not have withdrawn such fairness opinions prior to or on the Closing Date.

          7.03. AMEX Approval. The shares of Parent Common Stock issuable pursuant to the Merger and such other shares of Parent Common Stock required to be reserved for issuance in connection with the Merger or upon exercise of Company Options shall have been authorized for listing on the AMEX, upon official notice of issuance.

          7.04. No Stop Order. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order. The offer and sale of the Parent

     Common Stock to be issued in connection herewith shall have been approved under relevant state securities or blue sky laws.

          7.05. Pooling Letters. Parent shall have received from Grant Thornton LLP an opinion that the Merger will be treated as a "pooling of interests" under applicable financial accounting standards.

          7.06. Tax Opinion. The Company and Parent shall have received the opinion of Freeborn & Peters satisfactory in form and substance to the Company and Parent dated the Closing Date to the effect that, based upon reasonable assumptions and conditions, (1) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, (2) Parent, Sub and the Company will be parties to that reorganization and (3) no stockholder of the Company will recognize gain or loss as the result of the receipt by such stockholder of Parent Common Stock solely in exchange for shares of Company Stock surrendered in the Merger; such firm shall have consented to the filing of such opinion as an exhibit to the S-4 and to the reference to such firm in the S-4, and such firm shall have reconfirmed such opinion in writing as of the Closing Date. The Company and Parent shall have received such evidence as each may reasonably require that all assumptions or conditions to such opinion are valid or have been satisfied.

          7.07. No Action or Proceeding. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

          7.08. Other Approvals. Other than the filing provided for by Section 1.02, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity (including those described in Sections 4.05 and 5.05) the failure to obtain which would have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be (including all filings under the HSR Act and the expiration of all waiting periods thereunder), shall have been filed, occurred or been obtained. Parent shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue Parent Common Stock pursuant to the terms of the Merger.

8. CONDITIONS TO OBLIGATIONS OF PARENT AND SUB.

     The obligation of Parent and the obligation of Sub to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following additional conditions:

          8.01. Representations and Warranties True on the Closing Date. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

          8.02. The Company's Performance. The Company shall have performed, in all material respects, all obligations required to be performed by it under this Agreement on or before the Closing Date.

          8.03. Officers' Certificate. On or before the Closing Date, the Company shall have delivered to Parent a certificate signed by an officer of the Company to the effects of Sections 8.01 and 8.02.

          8.04. Authority. All action required to be taken by, or on the part of, the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the board of directors and stockholders of the Company.

          8.05. Opinion of Counsel. Parent shall have been furnished with an opinion substantially in the form of Exhibit B hereto of Cooley Godward Castro Huddleson & Tatum, counsel to the Company, dated the Closing Date.

          8.06. Affiliate Letters. Parent shall have received from each person named in the letter referred to in Section 6.09 an executed copy of an agreement substantially in the form contemplated thereby.

          8.07. Comfort Letters. Parent shall have received a comfort letter from Grant Thornton LLP, dated the date on which the S-4 shall become effective and the Closing Date and addressed to Parent, in each case satisfactory to Parent and customary in form and substance for such letters delivered in connection with registration statements similar to the S-4 and transactions similar to those contemplated by this Agreement.

          8.08. No Company Material Adverse Effect. Except for the execution of this Agreement and the consummation of the transactions contemplated hereby, since the date hereof there shall not have occurred any Company Material Adverse Effect.

          8.09. Company Stockholder Exercise of Appraisal Rights. The holders of no more than nine percent (9%) of the outstanding Company Stock shall have exercised their appraisal rights under Section 262 of the DGCL.

9. CONDITIONS TO OBLIGATIONS OF THE COMPANY.

     The obligation of the Company to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following additional conditions:

          9.01. Representations and Warranties True on the Closing Date. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

          9.02. Parent's and Sub's Performance. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or before the Closing Date.

          9.03. Officers' Certificate. On or before the Closing Date, Parent and Sub shall have delivered to the Company certificates signed by an officer of Parent and Sub, respectively, to the effects of Sections 9.01 and 9.02.

          9.04. Authority. All action required to be taken by, or on the part of, Parent and Sub to authorize the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated by this Agreement shall have been duly and validly taken by the Boards of Directors of Parent and Sub, respectively, and by the sole stockholder of Sub.

          9.05. Opinion of Parent Counsel. The Company shall have been furnished with an opinion or opinions substantially in the form of Exhibit C hereto of Freeborn & Peters, counsel to Parent, dated the Closing Date.

          9.06. Comfort Letters. The Company shall have received a comfort letter from Grant Thornton LLP, dated the date on which the S-4 shall become effective and the Closing Date and addressed to the Company, in each case satisfactory to the Company and customary in form and substance for such letters delivered in connection with registration statements similar to the S-4 and transactions similar to those contemplated by this Agreement.

          9.07. No Parent Material Adverse Effect. Except for the execution of this Agreement and the consummation of the transactions contemplated hereby, since the date hereof there shall not have occurred any Parent Material Adverse Effect.

10. TERMINATION.

     10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the stockholders of the Company:

          (i) by mutual consent of Parent and the Company;

          (ii) by either Parent or the Company if any permanent injunction or other order of a court or other competent Governmental Entity preventing the consummation of the Merger shall have become final and non-appealable;

          (iii) by either Parent or the Company, if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Company or on the part of Parent or Sub, as applicable, which breach shall not have been cured prior to the earlier of (A) fifteen business days following receipt by the breaching party of notice of such breach and (B) the Closing Date;

          (iv) by either Parent or the Company if the Merger shall not have been consummated before November 30, 1996; provided, that the right to terminate this Agreement under this Section 10.01(iv) shall not be available to any party who has materially breached its representations, warranties, covenants, or agreements under this Agreement and such material breach has been the cause of or resulted in the failure of the Merger to occur on or before such date; and provided, further, that if any condition to this Agreement shall fail to be satisfied by reason of the existence of an injunction or order of any court or Governmental Entity resulting from an action or proceeding commenced by any party which is not a Governmental Entity, then at the request of either party the deadline date referred to above shall be extended for a reasonable period of time, not in excess of 120 days, to permit the parties to have such injunction vacated or order reversed;

          (v) by either Parent or the Company if this Agreement and the Merger fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Stockholders' Meeting;

          (vi) by the Company if its board of directors, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law and upon written advice from counsel, determines that such termination is required by reason of a Third Party Transaction; or

          (vii) by Parent if (A) the board of directors of the Company shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do any of the foregoing; (B) the board of directors of the Company shall have recommended to the stockholders of the Company a Third Party Transaction;
     (C) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced and the board of directors of the Company, within 10 business days after such tender offer or exchange offer is commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders; or (D) after the date hereof, any person (other than Mr. Robert R. Kaemmer) shall have acquired beneficial ownership of or the right to acquire beneficial ownership of or any "group" (as such term is defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of Company Stock (other than those beneficial owners of 15 percent or more of the outstanding Company Stock as of the date hereof or an affiliate thereof or Parent or an affiliate thereof).

     10.02. Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers, directors or stockholders, except to the extent provided in the second, third and fourth sentences of Section 6.06 and in (ii) Sections 10.03 and 10.04.

     10.03. Liability of the Parties. Upon a willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, Parent or the Company, whichever shall be the party at fault, shall be liable (among other things) to reimburse the terminating party or parties for all legal, accounting, printing, and other out-of-pocket expenses reasonably incurred by the terminating party or parties in connection with this Agreement and the transactions contemplated hereby. Except as set forth in Sections 10.02 and 10.04, upon any other termination, no party shall have any liability or obligation under this Agreement and each party shall bear the expenses incurred by it, except that the filing fees and expenses paid to Governmental Entities under Federal or other applicable securities laws shall be borne equally by the Company and Parent.

     10.04. Termination Fee. Notwithstanding anything in this Agreement to the contrary and in addition to any payments required pursuant to Section 10.03, in the event that:

          (a) Parent terminates this Agreement pursuant to Section 10.01(iii) or
     (iv) above and (A) such termination is the result of a willful breach of any covenant, agreement, representation or warranty contained herein by the Company, (B) there exists a Third Party Transaction at the time of such termination and (C) within one year of such termination the Company enters into a definitive agreement for the Third Party Transaction described in
     (B) above or the Third Party Transaction described in (B) above is consummated; or

          (b) the Company or Parent terminates this Agreement pursuant to
     Section 10.01(v) above and such termination is due to the fact that this Agreement and the Merger shall not have been approved by the requisite vote of the Company's stockholders as provided in Section 7.01 in circumstances where (a) an offer or proposal to effect a Third Party Transaction with or for the Company or its Subsidiaries has been publicly announced that is financially superior to the Merger and reasonably capable of being financed (as determined in each case in good faith by the Company's board of directors after consultation with the Company's financial advisors) or (b) after the date hereof any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent or any of its affiliates or Mr. Robert R. Kaemmer) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the exchange Act) of at least 15 percent of the outstanding shares of Company Stock or any person or group shall have commenced, or shall have publicly announced an intention to commence, a tender or exchange offer for at least 15 percent of the outstanding shares of Company Stock that is financially superior to the Merger and reasonably capable of being financed (as determined in each case in good faith by the Company's board of directors after consultation with the Company's financial advisors); or

          (c) the Company terminates this Agreement pursuant to Section 10.01(vi) above; or

          (d) Parent terminates this Agreement pursuant to Section 10.01(vii)(A) above and, at the time of such termination, there exists a Third Party Transaction or within one year of such termination the Company enters into a definitive agreement for a Third Party Transaction or a Third Party Transaction is consummated; or

          (e) Parent terminates this Agreement pursuant to Section 10.01(vii)(B), (C) or (D) above,

then the Company shall promptly but in no event later than two days after the first of such events shall occur, pay Parent a fee equal to $250,000 which amount shall be payable forthwith without any demand therefor, in immediately available funds. The parties hereto agree that such fee and payment of expenses set forth in Section 10.03 shall be liquidated damages, are reasonable in light of the difficulty in determining the precise level of damages which would be incurred under such circumstances and the payment thereof shall constitute the sole remedy of Parent for the termination of this Agreement by the Company under the circumstances described in this Section 10.04.

11. MISCELLANEOUS.

     11.01. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement (or the exhibits and schedules hereto) or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article 3, the last sentence of Section 6.11, Sections 6.12, 6.13, 6.17, 6.20 and Article 11, and the agreements of the Rule 145 Affiliates of the Company delivered pursuant to Sections 6.09 and 6.19. The Company Confidentiality Agreement and Parent Confidentiality Agreement shall survive the execution and delivery of this Agreement, and the provisions of the Company Confidentiality Agreement and the Parent Confidentiality Agreement shall apply to all information and material developed by any party hereunder.

     11.02. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be (i) delivered personally, (ii) mailed by postage prepaid, certified mail or registered mail, return receipt requested,
(iii) delivered by prepaid, overnight courier of recognized national standing, such as Federal Express, or (iv) sent by facsimile transmission with written confirmation of receipt requested, in any such case, addressed as follows:

               If to Parent or Sub:

                    Phoenix Network, Inc.
                    1687 Cole Boulevard
                    Golden, CO 80401
                    Attention: Wallace M. Hammond
                    Telephone No.: (303) 232-4333
                    Telecopy No.: (303) 232-1250

               With a copy to:

                    Freeborn & Peters
                    950 Seventeenth Street
                    Suite 2600
                    Denver, CO 80202
                    Attention: Ernest J. Panasci, Esq.
                    Telephone No.: (303) 628-4200
                    Telecopy No.: (303) 628-4240

               If to the Company:

                    AmeriConnect, Inc.
                    6750 W. 93rd Street
                    Suite 110
                    Overland Park, KS 66212
                    Attention: Robert R. Kaemmer
                    Telephone No.: (913) 341-8888
                    Telecopy No.: (913) 341-2132

               With a copy to:

                    Cooley Godward Castro Huddleson & Tatum
                    5 Palo Alto Square, Suite 400
                    Palo Alto, CA 94306
                    Attention: Patrick A. Pohlen, Esq.
                    Telephone No.: (415) 843-5000
                    Telecopy No.: (415) 857-0663

     Such notices, requests, demands and other communications shall be deemed made as of the date of actual delivery to the addressee thereof, which (x) in the case of notice mailed return receipt requested, shall be the date of delivery shown on the return receipt (y) in the case of notice delivered by prepaid, overnight courier, shall be the date of delivery reflected on the sender's invoice from such courier, and (z) in the case of notice sent by facsimile transmission, shall be the date of such transmission.

     11.03. Assignability and Parties in Interest; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, subject to the reasonable approval of the Company, any or all of its rights, interests and obligations hereunder to Parent or to any wholly owned Subsidiary of Parent. Subject to the immediately preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; except as provided in Section 6.17 nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

     11.04. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado without regard to any principles of conflicts of laws.

     11.05. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     11.06. Publicity. In addition to the provisions of Section 6.14 above, the Company and Parent agree that press releases and other announcements with respect to the Merger shall be subject to mutual agreement to the maximum extent feasible that is consistent with their respective legal obligations to disseminate material information to their stockholders and the public.

     11.07. Complete Agreement. This Agreement, the exhibits hereto and the schedules and documents delivered pursuant hereto or referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein and supersede all previous negotiations, commitments and writings.

     11.08. Specific Performance. Each of the parties hereto acknowledges and agrees that the other party or parties hereto would be irreparably damaged in the event any of the covenants or agreements contained in this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each of the parties hereto agrees that each of them shall be entitled, without bond or other security, to an injunction or injunctions to prevent breaches of the covenants or agreements contained in this Agreement and to enforce specifically this Agreement and the covenants and agreements contained herein in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which such party may be entitled at law or in equity.

     11.09. Modifications, Amendments and Waivers. At any time prior to the Effective Time, the parties hereto may, by written agreement, (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any schedule or document delivered pursuant hereto and (iii) waive compliance with any of the covenants or agreements contained in this Agreement. At any time prior to the Effective Time, by action of their respective boards of directors, the parties hereto may, by written agreement, before or after stockholder approval, amend or supplement any of the provisions of this Agreement, provided, however, that after this Agreement has been adopted by stockholders, no amendment or supplement shall be made which is required by law to have the further approval of stockholders unless such amendment or supplement is approved by stockholders. Any written instrument or agreement referred to in this Section 11.09 shall be validly and sufficiently authorized for the purposes of this Agreement if signed, on behalf of the Company, Parent and Sub, by persons authorized to sign this Agreement. This Agreement may not be amended, waived or extended except by an instrument in writing signed on behalf of each of the parties hereto.

     11.10. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.11. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     11.12. Obligation of Parent. Whenever this Agreement requires Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Sub to take such action.

     11.13. Certain Definitions. (A) As used in this Agreement, an "Affiliate" of any person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such person. For the purposes of this definition, "control", when used with respect to any person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise; the terms "controlling" and "controlled" have meanings correlative to the foregoing; and the term "person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof; and (B) where any representation and warranty contained in this Agreement is expressly qualified by reference to the "knowledge" of a party, such term shall be limited to the actual knowledge of the executive officers and directors of the party making the representation and warranty.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                            PHOENIX NETWORK, INC.

                                            By:  /s/  WALLACE M. HAMMOND
                                               ---------------------------------
                                            Name:  Wallace M. Hammond
                                            Title: President & CEO

                                            PHOENIX MERGER CORP.

                                            By:  /s/  WALLACE M. HAMMOND
                                               ---------------------------------
                                            Name:  Wallace M. Hammond
                                            Title: President & CEO

                                            AMERICONNECT, INC.

                                            By:  /s/  ROBERT R. KAEMMER
                                               ---------------------------------
                                            Name:  Robert R. Kaemmer
                                            Title: Chairman of the Board,
                                                   President & CEO

                                                                     EXHIBIT A-1
                                    [PHOENIX NETWORK, INC. AFFILIATES AGREEMENT]

Phoenix Network, Inc.
1687 Cole Boulevard
Golden, CO 80401
Attention: Jeffrey Bailey

AmeriConnect, Inc.
6750 W. 93rd Street, Suite 110
Overland Park, KS 66212
Attention: Robert R. Kaemmer

Dear Sirs:

     Solely for purposes of this letter, I assume that as of the date hereof, I may be deemed to be an "affiliate" of Phoenix Network, Inc., a Delaware corporation ("Phoenix"), as that term is defined for purposes of Accounting Series Releases Nos. 130 and 135 as amended by Staff Accounting Bulletin Nos. 65 and 76 issued by the Securities and Exchange Commission under the Securities Act of 1933, as amended. An Agreement and Plan of Merger (the "Agreement") has been entered into by and among Phoenix, AmeriConnect, Inc., a Delaware corporation ("AmeriConnect") and Phoenix Merger Corp. In accordance with the Agreement, Phoenix will acquire all of the stock of AmeriConnect and in return
AmeriConnect's stockholders will receive             shares of Phoenix common
stock, $.001 par value per share, on a pro rata basis.

     With respect to the Phoenix Common Stock owned by me, I represent, warrant and agree that, if the Merger qualifies for pooling-of-interest accounting treatment, I will not, unless the Agreement is terminated, sell, transfer or otherwise reduce my interest in the Phoenix Common Stock or reduce my risk relating thereto during the time period commencing thirty (30) days prior to the Closing Date and ending on the date Phoenix has issued financial results covering at least thirty (30) days of combined operations of Phoenix and AmeriConnect after the Closing Date.

                                            Very truly yours,

                                            -----------------------------------
                                            Phoenix Stockholder

                                            Date:                , 1996

Accepted:                                   Accepted:
Date:                , 1996                 Date:                , 1996


PHOENIX NETWORK, INC.                       AMERICONNECT, INC.


By:                                         By:
   ------------------------------------        --------------------------------
Wallace M. Hammond                          Robert R. Kaemmer
President & CEO                             President & CEO

                                                                     EXHIBIT A-2
                                       [AMERICONNECT, INC. AFFILIATES AGREEMENT]

Phoenix Network, Inc.
1687 Cole Boulevard
Golden, CO 80401
Attention: Jeffrey Bailey

AmeriConnect, Inc.
6750 W. 93rd Street, Suite 110
Overland Park, KS 66212
Attention: Robert R. Kaemmer

Dear Sirs:

     Solely for purposes of this letter, I assume that as of the date hereof, I may be deemed to be an "affiliate" of AmeriConnect, Inc., a Delaware corporation ("AmeriConnect"), as that term is defined for purposes of Accounting Series Releases Nos. 130 and 135 as amended by Staff Accounting Bulletin Nos. 65 and 76 issued by the Securities and Exchange Commission under the Securities Act of 1933, as amended. An Agreement and Plan of Merger (the "Agreement") has been entered into by and among Phoenix Network, Inc., a Delaware corporation ("Phoenix"), AmeriConnect and Phoenix Merger Corp. In accordance with the Agreement, Phoenix will acquire all of the stock of AmeriConnect and in return
AmeriConnect's stockholders will receive           shares of Phoenix common
stock, $.001 par value per share, on a pro rata basis.

     With respect to the AmeriConnect capital stock owned by me, I represent, warrant and agree that, if the Merger qualifies for pooling-of-interest accounting treatment, I will not, unless the Agreement is terminated, sell, transfer or otherwise reduce my interest in the AmeriConnect capital stock or reduce my risk relating thereto during the time period commencing thirty (30) days prior to the Closing Date and ending on the date Phoenix has issued financial results covering at least thirty (30) days of combined operations of Phoenix and AmeriConnect after the Closing Date.

                                            Very truly yours,

                                            ------------------------------------
                                            AmeriConnect Stockholder

                                            Date:                , 1996

Accepted:                                   Accepted:
Date:                , 1996                 Date:                , 1996


PHOENIX NETWORK, INC.                       AMERICONNECT, INC.


By:                                         By:
   ------------------------------------        ---------------------------------
Wallace M. Hammond                          Robert R. Kaemmer
President & CEO                             President & CEO